FOR IMMEDIATE RELEASE

11 January 2005

For Additional Information:
Jon Lovoy
Littlefield Corporation
512-476-5141 PH
512-476-5680 FX
jlovoy@littlefield.com

Littlefield Corporation Announces Outcome of Florida Lawsuit

Littlefield Corporation announced today the Pondella Hall for Hire, Inc. case was tried in Bradenton County, Florida last week. The case involved an acquisition transaction which occurred in July 1995. Please see the Company’s Securities and Exchange Commission filings for a more complete description of the case.

After a week long jury trial, a verdict was rendered in favor of Pondella and against American Bingo & Gaming [predecessor name to Littlefield Corporation] in an amount of approximately $1,280,000. In addition, Pondella will likely be awarded attorney’s fees. These expenses will be accrued in the 2004 financial statements.

The events that were at issue occurred almost a decade ago and no member of the current management or the Board of Directors was involved.

The Company is considering its further actions and it is anticipated that this is the opening round in what will be a lengthy legal process.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

"I attended the entire trial and in preparation for the trial I was as fully informed as is possible as to the facts and circumstances that transpired ten years ago. The Company was well represented legally and vigorously presented its case.

I was convinced that the jury would see the merits of our claims and that the decision would be rendered in favor of American Bingo.

The Company has a number of legal options in dealing with this matter and will carefully weigh its alternatives.

The resolution of this matter does provide some closure, albeit expensive, to a lingering legal matter that has consumed the Company’s energy for a protracted period of time; and, though the outcome is not what the Company would have desired, the resolution is necessary and welcome."

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or month; or, the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.